                                                                    EXHIBIT 12.1

               UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                            Year ended December 31
                                                                        ---------------------------------------------------------
Millions of dollars                                                           1998        1997         1996       1995       1994
---------------------------------------------------------------------------------------------------------------------------------

Earnings from continuing operations                                          $ 130      $  669       $  456      $ 249      $ 110
Provision for income taxes                                                     175         102          302        226        161
---------------------------------------------------------------------------------------------------------------------------------
         Earnings subtotal  (a)                                                305         771          758        475        271
Fixed charges included in earnings:
   Interest expense                                                            177         183          279        291        275
   Distribution on convertible preferred securities                             33          33           10          -          -
   Interest portion of rentals  (b)                                             20          23           40         41         50
---------------------------------------------------------------------------------------------------------------------------------
         Fixed charges subtotal                                                230         239          329        332        325
Earnings from continuing operations
   available before fixed charges                                            $ 535       1,010       $1,087      $ 807      $ 596
---------------------------------------------------------------------------------------------------------------------------------
Fixed charges:
   Fixed charges included in earnings                                          230         239          329        332        325
   Capitalized interest                                                         26          35           15         35         30
---------------------------------------------------------------------------------------------------------------------------------
         Total fixed charges                                                 $ 256      $  274       $  344      $ 367      $ 355
---------------------------------------------------------------------------------------------------------------------------------
Ratio of earnings from continuing operations
   to fixed charges                                                            2.1         3.7          3.2        2.2        1.7
---------------------------------------------------------------------------------------------------------------------------------

(a) Includes pre-tax impairment of:                                            102          69           75        105         71

The ratio of earnings, excluding impairment, to fixed
charges would be:                                                              2.5         3.9          3.4        2.5        1.9

(b) Calculated as one-third of operating rental expense.